Exhibit 99.2

ONCOCYTE CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

IRVINE, Calif., April 13, 2022 (GLOBE NEWSWIRE) — Oncocyte Corporation (Nasdaq: OCX), (“Oncocyte” or the “Company”), announced today the pricing of an underwritten public offering of 26,266,417 shares of its common stock, together with warrants to purchase up to an aggregate of 13,133,208.5 shares of its common stock. Each share of common stock is being sold together with one warrant to purchase 0.5 shares of common stock at a combined offering price of $1.3325 for total gross proceeds of approximately $35 million, before underwriting discounts and commissions and offering expenses payable by Oncocyte. The warrants have an exercise price of $1.53 per share, are exercisable immediately, and will expire five years following the date of issuance. The offering is expected to close on or about April 19, 2022, subject to the satisfaction or waiver of customary closing conditions.

BTIG and Needham & Company are acting as joint book-running managers for the offering.

The Company has also granted the underwriters a 30-day option to purchase up to an additional 3,939,962 shares of common stock and/or 3,939,962 additional warrants to purchase 1,969,981 shares of common stock to be issued and sold in the public offering, in any combination thereof, on the same terms and conditions, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering primarily to promote commercialization of DetermaRx™, including sales and marketing efforts and by conducting additional clinical studies to support clinical adoption of the test; to complete development of DetermaIO™; complete the development and begin commercialization of TheraSure™; and for development of other future tests in our pipeline, including DetermaCNI™, DetermaTx™ and DetermaMx™. The Company also expects to use net proceeds to pay for development costs associated with its activities under the Collaboration Agreement with Life Technologies Corporation (“LTC”), a subsidiary of Thermo Fisher Scientific, pursuant to which the Company has agreed to undertake certain development efforts with LTC and to collaborate with LTC in the commercialization of Thermo Fisher Scientific’s existing Oncomine Comprehensive Assay Plus, and the Company’s DetermaIO™ assay for use with LTC’s Ion Torrent™ Genexus™ Integrated Sequencer and LTC’s Ion Torrent™ Genexus™ Purification System, in order to obtain in vitro diagnostic regulatory approval of those tests. We may use net proceeds to make certain future milestone and other payments to former shareholders of companies that we have acquired, including Chronix Biomedical, Inc. and Insight Genetics, Inc. if the applicable milestones requiring such payments are met.

A shelf registration statement on Form S-3 (Registration No. 333-256650) relating to the securities being offered was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on June 8, 2021. The offering will be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available for free on the SEC’s website located at http://www.sec.gov. When available, electronic copies of the final prospectus supplement and accompanying prospectus relating to the proposed public offering may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY, 10022, or by telephone at (212) 593-7555 or by e-mail at ProspectusDelivery@btig.com; or from Needham & Company, LLC, Attention: Syndicate Prospectus Department, 250 Park Avenue, 10th Floor, New York, New York 10177, or by telephone at 800-903-3268 or by email at prospectus@needhamco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Oncocyte

Oncocyte is a precision diagnostics and monitoring company with the mission to improve patient outcomes by providing clear insights that inform critical decisions in the diagnosis, treatment, and monitoring of cancer. The Company, through its proprietary tests and pharmaceutical services business, aims to help save lives by accelerating the diagnosis of cancer and advancing cancer care. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients at every stage post-diagnosis treatment. DetermaRx™ identifies early-stage lung cancer patients who are at high risk for cancer recurrence and who may benefit from adjuvant chemotherapy. DetermaIO™, a gene expression test currently used as a research-use only tool, assesses the tumor microenvironment to predict response to immunotherapies. The Company’s pipeline of tests in development also includes DetermaTx™, which will assess mutational status of a tumor, blood-based monitoring test DetermaCNI™, and long-term recurrence monitoring test DetermaMx™. In addition, Oncocyte’s pharmaceutical services provide companies that are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx™, DetermaIO™, DetermaTx™, DetermaCNI™, DetermaMx™ and TheraSure™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the Company’s ability to complete the financing, its intended use of proceeds and other statements that are not historical facts. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” section of the preliminary prospectus supplement when filed with the SEC, and the Risk Factors and other cautionary statements found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is available on the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com

Media Contact

Megan Kernan

ICR Westwicke Healthcare PR

Tel: 646.677.1870

Megan.kernan@westwicke.com